EXHIBIT 5

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

July 7, 2010

Western Refining, Inc.
123 W. Mills Avenue, Suite 200
El Paso, TX 79901

Ladies and Gentlemen:

We have acted as special counsel for Western Refining, Inc. (the “Company”) in connection with the Registration Statement on Form S-8  (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization of the issuance of 3,850,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the 2010 Incentive Plan of Western Refining, Inc. (the “Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Shares as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP